Exhibit 10.1

Management Profitability Bonus Program

Overview

As it is results in an ideal situation when both the corporation achieves its financial goals and when each member of the management staff achieves their individual objectives, it makes sense to use the AngioDynamics Profitability Bonus Program as a tool to help us manage our business and motive our management staff to support the direction of the company.

Effective June 1, 2003, the AngioDynamics Profitability Bonus Program was modified to include individual performance objectives, also known as MBO’s, which will constitute 30% of the employees total available bonus each year. The MBO segment of the bonus will be calculated and paid at year-end, while the EBIT achievement will remain as a quarterly program, resulting in an available 70% of the total bonus opportunity for quarterly payout.

In addition one fourth (1/4) of the 70% opportunity based on achieving quarterly EBIT objectives will be held until year-end, to ensure that year-end financial goals are met in addition to those for each quarter.

MBO Development

The establishment of MBO’s will be done in conjunction with each employees’ immediate supervisor and the appropriate department head, prior to June 1st of each year.

Additional information will be provided to all members of the management team to help with the development of clear and effective individual objectives.

Standard Bonus Levels

Standard bonuses will be paid according to the following schedule, based on management level:

Annual
Title/Position	Target Bonus

President	35% of base salary (fiscal 2005)
40% of base salary (fiscal 2006 and thereafter)
Vice President	30% of base salary
Director	20% of base salary
Manager	15% of base salary
Supervisor/Engineer	10% of base salary
Individual Contributor	10% of base salary

Eligibility

This plan is applicable to salaried managerial and supervisory personnel, as well as individual contributors when appropriate. In order to receive bonus payments:

•

Employees must be in good standing (as defined by the AngioDynamics employee handbook) for the entire quarter for which the bonus is being paid and/or escrow is being calculated. Receipt of a written warning, a performance plan of action, or other disciplinary action will nullify an employees’ bonus opportunity for that particular quarter.

•

Employees must be considered “Active” at the time the bonus is actually paid. Terminated employees or those that resign for whatever reason will not be eligible for any bonus payments for the current or prior quarter.

•	Anyone being considered for an Individual Contributor award must be nominated by their supervisor and be approved by executive management.

Bonus Payments

Quarterly Corporate Objectives

The portion of the profitability bonus (70% of the total bonus opportunity) that is determined by the company’s financial results will be paid quarterly based on achievement of the budgeted income from operations for the fiscal quarter.

25% of this earned quarterly bonus will be rolled into a year-end profitability bonus pool. This money is eligible for distribution at fiscal year end and is based on achieving the year-end operating income budget.

No profitability bonus will be paid if 100% of the budgeted income from operations for the quarter is not achieved.

Year-End Individual Objectives (MBO’S)

The MBO portion of the profitability bonus program (30% of the total bonus opportunity) will be paid at year-end based on achievement of individual MBO’s. Your immediate supervisor will review each of the objectives with you at the end of the fiscal year and a determination will be made as to your progress towards completion and your bonus entitlement.

Year End Corporate Objectives

Quarterly Escrow

The escrowed amount set aside from each of the prior quarters in which bonus was paid, is eligible for distribution at fiscal year end and is based on achieving the year-end operating income budget. If year-end operating income budget is not achieved, this amount will not be distributed as a profitability bonus.

If a quarterly bonus payment is made but ultimately year-end income from operations budget is not achieved, the Company reserves the right to offset the quarterly bonus payment against future bonuses

If certain quarterly bonus payments are not made but ultimately year-end results achieve 100% of budget, the Company will pay bonuses proportionately with the amount remaining in the bonus pool.

Overachievement Bonus

This program also offers an addition element based on overachievement of the budgeted income from operations. At the completion of the fiscal year, should the company have exceeded its EBIT goal, the total profitability bonus will be increased to a maximum of 1.5 times the original target bonus for 120% achievement of the income from operations.

•	No additional bonus will be paid for overachievement greater than 120% of budgeted income from operations.

•	The bonus will be extrapolated for overachievement between 100% and 120%.

Summary

For AngioDynamics to be successful in maintaining its business strategy, the organization must possess certain capabilities. AngioDynamics must be able to do certain things well in order for our business strategy to become a reality. The primary element that will ensure our success is our people. The primary purpose of this program is to recognize those members of the management team who contribute to AngioDynamics’ success and to reward them appropriately.